NORTHERN FUNDS

AMENDMENT NO. 3 TO SUB-ADVISORY AGREEMENT

MULTI-MANAGER HIGH YIELD OPPORTUNITY FUND

This Amendment (“Amendment”), dated as of the 1st day of December, 2017, is entered into between Northern Trust Investments, Inc. (the “Adviser”), and DDJ Capital Management, LLC (“the Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of September 19, 2012, as amended by Amendment No. 1 dated as of October 3, 2012 and Amendment No. 2 dated as of June 30, 2014 (as so amended the “Agreement”), pursuant to which Board of Trustees of the Multi-Manager Funds (the “Board”) has appointed the Sub-Adviser to act as a sub-adviser to the Multi-Manager High Yield Opportunity Fund (the “Fund”); and

WHEREAS, the Adviser and Sub-Adviser now wish to amend the Agreement to change the sub-advisory fees payable to the Sub-Adviser; and

WHEREAS, the Board of Trustees of the Trust, including a majority of disinterested Trustees, has approved this Amendment No. 3 at an in person meeting on November 16, 2017;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree to amend the Agreement as follows:

1.        Effective December 1, 2017, Section 2(d) of Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

(d) “Aggregate Assets Fee Schedule” shall mean the following annual fee schedule:

[Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities Exchange Commission.]

2.        Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

TRUSTEE

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Nina B. Staley
Title:	Senior Vice President

ADVISOR

DDJ CAPITAL MANAGEMENT, LLC

By:	/s/ David J. Breazzano
Title:	President